Execution

SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the “Company”), and Cary D. Baetz (“Executive”), effective as of March 1, 2020 (the “Effective Date”). Berry Corporation (bry), a Delaware corporation and a 100% parent of the Company (“Berry Corporation”), is joining in this Agreement for the limited purpose of reflecting its agreement to the matters set forth herein as to it (and specifically, to Section 3.3 below), but such joinder is not intended to make Berry Corporation the employer of Executive for any purpose. Certain capitalized terms used in this Agreement are defined in Section 8.
W I T N E S S E T H:
WHEREAS, the Company and Executive entered into that certain Amended and Restated Executive Employment Agreement effective as of August 22, 2018 (the “Prior Employment Agreement”);
WHEREAS, the Company and Executive desire to amend and restate the Prior Employment Agreement and enter into this Agreement, which supersedes and replaces the Prior Employment Agreement in its entirety; and
WHEREAS, the Company desires to continue to employ Executive on the terms and conditions, and for the consideration, hereinafter set forth, and Executive desires to be employed by the Company on such terms and conditions and for such consideration.
NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and for other good and valuable consideration, the parties hereto agree as follows:
1.Position and Duties.
1.1    Employment; Title; Reporting. The Company agrees to continue to employ Executive and Executive agrees to continue to be employed by the Company, upon the terms and subject to the conditions provided under this Agreement. During the Term (as defined in Section 2), Executive will serve each of the Company and Berry Corporation as the Executive Vice President and Chief Financial Officer, and will serve as a member of the Board of Directors of Berry Corporation (including any committees thereof, the “Board”). In such capacity of as the Executive Vice President and Chief Financial Officer, Executive will report directly to the Company’s Chief Executive Officer (“CEO”).
1.2    Duties. Executive will perform such duties and have such responsibilities as are typically associated with the position of Executive Vice President and Chief Financial Officer, including such duties and responsibilities as are prescribed by the CEO consistent with such position. Executive will devote substantially all of Executive’s full working time and attention to the business and affairs of the Company, will use Executive’s best efforts to promote the Company’s interests, and will perform Executive’s duties and responsibilities faithfully, diligently and to the best of Executive’s ability, consistent with sound business practices. Executive will comply with the Company’s policies, codes and procedures, as they may be in effect from time to time.
1.3    Place of Employment. Executive shall perform Executive’s duties under this Agreement from a remote location, or, as reasonably requested by the CEO, from the Company’s offices in Dallas, Texas. Executive acknowledges and agrees that the performance of Executive’s duties hereunder will likely require substantial business travel.

2.    Term of Employment.
Subject to earlier termination as hereinafter provided, Executive’s employment hereunder will be for a term of three years (the “Initial Term”), commencing on the Effective Date. On each anniversary of the Effective Date (each a “Term Extension Date”), the term of Executive’s employment hereunder will automatically, without further action by Executive or the Company, be extended for one (1) year; provided, however, that either Executive or the Company may, by written notice to the other given not less than sixty (60) days prior to the then-applicable Term Extension Date, cause the term to cease to extend automatically, in which case Executive’s employment hereunder (if not earlier terminated pursuant to Section 5 herein) shall automatically terminate upon the next Term Extension Date. The term that Executive is employed hereunder is hereafter referred to as the “Term.” The date on which Executive’s employment ends is referred to in this Agreement as the “Termination Date.” Upon termination of Executive’s employment hereunder for any reason, Executive will be deemed to have resigned from all positions that Executive holds as an officer or member of the Board (or a committee thereof) of the Company, Berry Corporation, or any of their subsidiaries or affiliates.
3.    Compensation.
3.1    Base Salary. During the Term, Executive will be entitled to receive a base salary at an annualized rate of $500,000, payable in accordance with Company’s regular payroll practices. The base salary will be reviewed by the Board (or a committee thereof) at least once per calendar year and may be increased in the discretion of the Board (or a committee thereof), but will not be decreased without Executive’s written consent; provided, however, that such written consent shall not be required on a determination by the Board (or a committee thereof) that a decrease of no more than 10% of Executive’s Base Salary is necessary and appropriate, and such decreases are part of similar reductions applicable to the Company’s similarly situated executive officers. As used in this Agreement, the term “Base Salary” means, as of any given date, Executive’s annualized base salary as of such date.
3.2    Bonus Compensation. For each calendar year ending during the Term, Executive will be eligible to earn an annual bonus (the “Annual Incentive Bonus”). The target Annual Incentive Bonus is equal to 100% of Base Salary (the “Target Bonus Amount”) and the maximum Annual Incentive Bonus is equal to 200% of the Target Bonus Amount. The Target Bonus Amount will be reviewed annually by the Board and may be adjusted upward in the discretion of the Board (or a committee thereof), but not downward. The actual amount of the Annual Incentive Bonus with respect to any calendar year will be determined by the Board (or a committee thereof) in its discretion based on Executive’s and the Company’s fulfillment of performance goals established by the Board (or a committee thereof) with respect to the applicable calendar year. The performance goals applicable to Executive’s Annual Incentive Bonus for each calendar year during the Term will be established no later than March 31 of such calendar year. The Annual Incentive Bonus for any calendar year will (if and to the extent earned) be paid no later than the March 15th following the completion of such calendar year. Except as provided in Section 6.2, Executive must remain continuously employed with the Company through the payment date of the Annual Incentive Bonus in order to receive such Annual Incentive Bonus.
3.3    Long-Term Incentive Awards. Executive will be eligible to receive annual equity awards (“Annual Equity Awards”) as determined in the sole discretion of the Board (or a committee thereof). The actual grant date target value of any such Annual Equity Awards will be determined in the sole discretion of the Board (or a committee thereof) after taking into account the Company’s and Executive’s performance and other relevant factors, but it is contemplated that such Annual Equity Awards will have an aggregate grant date target value of not less than three times the Executive’s Base Salary for the calendar year of grant, subject to the Board’s (or a committee thereof) evaluation of Executive’s performance, then current market compensatory levels and practices, and other appropriate factors. It is further contemplated that the terms and conditions of the Annual Equity Awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, restrictive provisions, etc.) will be the same as such terms and conditions applicable to the annual long-term incentive awards granted to Berry Corporation’s other executive officers at the time of such grants. The Annual Equity Awards will be issued under Berry Corporation’s Second Amended and Restated 2017 Omnibus Incentive Plan (as amended, restated or otherwise modified from time to time) or a successor plan, and will be memorialized in (and subject to the terms of) written award agreements approved by the Board (or a committee thereof).
4.    Expenses and Other Benefits.
4.1    Reimbursement of Expenses. Executive will be entitled to receive prompt reimbursement for all reasonable expenses, including all reasonable travel expenses, incurred by Executive during the Term (in accordance with the policies and practices as may be established by the Company from time to time) in performing services under this Agreement, provided that Executive properly accounts for such expenses in accordance with the Company’s policies as in effect from time to time. Without limiting or expanding the immediately preceding sentence, in connection with any travel by Executive in performing services under this Agreement, the Company will pay or reimburse Executive for (a) business class air travel (or first class if business class is not reasonably available) for flights with a scheduled flight time exceeding one hour in duration, and (b) private ground transportation for ground travel that Executive reasonably expects will exceed one (1) hour in duration and, in Executive’s reasonable judgement, is necessary or appropriate.
4.2    Vacation. Executive will be entitled to paid vacation time each year during the Term that will accrue in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.
4.3    Other Employee Benefits. In addition to the foregoing, during the Term, Executive will be entitled to participate in and to receive benefits as a senior executive under all of the Company’s employee benefit plans, programs and arrangements generally available to senior executives, subject to the eligibility criteria and other terms and conditions thereof, as such plans, programs and arrangements may be duly amended, terminated, approved or adopted by the Board from time to time.
5.    Termination of Employment.
5.1    Death. Executive’s employment under this Agreement will terminate upon Executive’s death.
5.2    Termination by the Company. The Company may terminate Executive’s employment under this Agreement at any time with or without Cause.
5.3    Termination by Executive. Executive may terminate Executive’s employment under this Agreement at any time with or without Good Reason. If Executive terminates Executive’s employment with Good Reason, Executive will give the Board written notice which will identify with reasonable specificity the grounds for Executive’s resignation and provide the Board with 30 days from the day such notice is given to cure the alleged grounds for resignation contained in the notice. A termination will not be for Good Reason if such notice is given by Executive to the Board more than 90 days after the occurrence of the event that Executive alleges is Good Reason for Executive’s termination hereunder.

5.4    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Term (other than termination pursuant to Section 5.1) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 9.9. For purposes of this Agreement, a “Notice of Termination” means a written notice that (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which Termination Date will be not more than thirty (30) days after the giving of such notice).
5.5    Disability. If the Board determines in good faith that the Disability of Executive has occurred during the Term, it may, without breaching this Agreement, give Executive a Notice of Termination of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company will terminate effective on the fifteenth (15th) day after Executive’s receipt of such Notice of Termination, provided that, within the fifteen (15) days after such receipt, Executive will not have returned to full-time performance of Executive’s duties.
6.    Compensation Upon Termination.
6.1    Termination Generally. If Executive’s employment hereunder terminates for any reason other than as described in Section 6.2 below, then all compensation and all benefits to Executive hereunder will terminate contemporaneously with such termination of employment, except that Executive will be entitled to (a) payment of all accrued and unpaid Base Salary to the Termination Date, (b) reimbursement for all incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.1, and (c) benefits to which Executive is entitled under the terms of any applicable benefit plan or program of the Company or an affiliate (such amounts set forth in (a), (b), and (c) are collectively referred to herein as the “Accrued Rights”).
6.2    Non-Renewal by the Company, Without Cause or for Good Reason, Death or Disability. If the Company terminates Executive’s employment without Cause or on account of the Company’s failure to renew this Agreement in accordance with Section 2, Executive terminates Executive’s employment for Good Reason, or Executive’s employment terminates due to Executive’s death or Disability, then all compensation and all benefits to Executive hereunder will terminate contemporaneously with such termination of employment, except that Executive will be entitled to receive the Accrued Rights, which will be paid or provided (as applicable) to Executive at such time(s) as provided in Section 6.1, and, subject to Section 6.2(e), the severance benefits (the “Severance Benefits”) set forth in clauses (a) through (d) below.
(a)    Unpaid Prior Year Annual Incentive Bonus. The Company will pay Executive any unpaid Annual Incentive Bonus for the calendar year ending prior to the Termination Date. This amount will be payable to Executive (assuming the applicable performance goals were achieved) in a lump sum on or before the later to occur of (i) the date such annual bonuses are paid to executives who have continued employment with the Company, or (ii) the date that is 60 days following the Termination Date (or, if earlier, March 15th of the calendar year following the calendar year in which the Termination Date occurs).
(b)    Prorated Current Year Annual Incentive Bonus. The Company will pay Executive a bonus for the calendar year in which the Termination Date occurs in an amount measured by reference to the Annual Incentive Bonus for such year as determined by the Company in accordance with the criteria established pursuant to Section 3.2 and based on the Company’s actual performance for such year, and prorated through and including the Termination Date (based on the ratio of the number of days Executive was employed by the Company during such year to the number of days in such year). This amount will be payable to Executive in a lump sum on or before the later to occur of (i) the date such annual bonuses are paid to executives who have continued employment with the Company, or (ii) the date that is sixty (60) days following the Termination Date (or, if earlier, March 15th of the calendar year following the calendar year in which the Termination Date occurs).
(c)    Salary Continuation Payments. Executive will be entitled to receive an amount equal to two times (or in the event that Executive’s Termination Date occurs during the period that begins immediately prior to a Sale of Berry Corporation and ends on the 12-month anniversary of such Sale of Berry Corporation (a “Qualifying Termination”), three times) the sum of (i) the amount equal to Executive’s Base Salary as of the date immediately preceding the Termination Date (or, if Executive terminates for Good Reason under Section 8.3(a), the amount equal to Executive’s Base Salary before the reduction giving rise to Good Reason under Section 8.3(a)), and (ii) the amount equal to Executive’s Target Bonus Amount for the year in which such termination occurs. Such amount shall be paid by the Company to Executive in twenty four (24) (or, in the case of a Qualifying Termination, thirty six (36)) substantially equal monthly installments beginning on or promptly following the sixtieth (60th) day following the Termination Date (the “Payment Date”).
(d)    COBRA Reimbursement. If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents. Any such reimbursement for the period prior to the Payment Date shall be paid to Executive in a lump sum on the Payment Date and any reimbursement for any month (or portion thereof) on and after the Payment Date shall be paid to Executive on the tenth (10th) day of the month immediately following the month in which Executive timely remits the premium payment and provides evidence of such payment to the Company. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the 18-month anniversary of the Termination Date; (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer (which date shall be promptly reported to the Company by Executive); provided, however, that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Executive’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums. In addition, if, following a Qualifying Termination, Executive is still receiving the continuation coverage described in this paragraph on the date that is eighteen (18) months after the Termination Date (the “COBRA Payment Trigger Date”), then, within thirty (30) days after the COBRA Payment Trigger Date, the Company shall pay to Executive a lump sum cash payment equal to the lesser of (a) the applicable dollar amount under Section 402(g)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), for the year in which the Termination Date occurs or (b) eighteen (18) times the premium paid by Executive for such coverage for the last month of the eighteen (18) month period during which Executive received the continuation coverage described in this paragraph. Notwithstanding the foregoing, if the provision of the benefits described in this paragraph cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Executive agree to reform this Section 6.2(d) in a manner as is necessary to avoid such adverse impact on the Company or any other member of the Company Group.

(e)    Release Requirement; Continuing Obligations. Any obligation of the Company to pay any amount set forth in Section 6.2(a), (b), (c), or (d) is conditioned upon, and the timing of which such amounts (if any) are and become payable is subject to, Executive: (i) timely signing and returning to the Company (and not revoking within any time provided by the Company to do so), in the time provided by the Company to do so, a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form substantially similar to that attached as Exhibit A to this Agreement (the “Release”), that is delivered to Executive no later than five (5) business days following the Termination Date, and (ii) Executive’s continued compliance with the terms of this Agreement that survive termination of Executive’s employment, including, without limitation, the continuing terms of Section 7. If, following a termination of employment that gives Executive a right to Severance Benefits under Section 6.2, Executive violates in any material respect any of the covenants in Section 7 or otherwise violates terms of the Release, Executive will have no further right or claim to any payments or other benefits to which Executive may otherwise be entitled under Section 6.2 from and after the date on which Executive engages in such activities and the Company will have no further obligations with respect to such payments or benefits, and the covenants in Section 7 will nevertheless continue in full force and effect.
For avoidance of doubt, the following will not be deemed to be a termination “without Cause”: (a) the transfer of Executive’s employment to another member of the Company Group, provided such member assumes and agrees to be bound by this Agreement; or (b) the transfer of Executive’s employment to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company, provided such successor or assign assumes and agrees to be bound by this Agreement.
6.3    Equity Awards. Except as otherwise provided herein or in a subsequent written agreement between the Company and Executive, the treatment of any equity award held by Executive as of Executive’s Termination Date (including, without limitation, any Annual Equity Award) will be determined in accordance with the terms of the applicable Company equity plan and award agreement.
6.4    Severance Benefits Not Includable for Employee Benefits Purposes. Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Company that take into account Executive’s income will exclude any and all Severance Benefits provided under this Agreement.
6.5    Exclusive Severance Benefits. The Severance Benefits, if they become payable under the terms of this Agreement, will be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company.
6.6    Section 280G of the Code.
(a)    Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Sale of Berry Corporation or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the (“280G Payments”)) constitute “parachute payments” within the meaning of Section 280G of the Code (“Parachute Payments”) and would, but for this Section 6.6(a), be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then prior to making the 280G Payments, a calculation will be made comparing (i) the Net Benefit (as defined below) to Executive of the 280G

Payments after payment of the Excise Tax to (ii) the Net Benefit to Executive if the 280G Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the 280G Payments be reduced to the minimum extent necessary to ensure that no portion of the 280G Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” will mean the present value of the 280G Payments net of all federal, state, local, foreign income, employment, and excise taxes. Any reduction made pursuant to this Section 6.6(a) will be made in a manner determined by the Company that is consistent with the requirements of Section 409A of the Code and that maximizes Executive’s economic position and after-tax income; for the avoidance of doubt, Executive will not have any discretion in determining the manner in which the payments and benefits are reduced.
(b)    Any determination required under this Section 6.6 shall be made in writing in good faith by the accounting firm that was the Berry Corporation’s independent auditor immediately before the Sale of Berry Corporation (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations to the Company, Berry Corporation and Executive as requested by, as applicable, Berry Corporation, the Company or Executive. Berry Corporation, the Company and Executive shall provide the Accounting Firm with such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section 6.6. For purposes of making the calculations and determinations required by this Section 6.6, the Accounting Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accounting Firm’s determinations shall be final and binding on Berry Corporation, the Company and Executive. Berry Corporation and/or the Company shall be responsible for (i) all fees and expenses incurred by the Accounting Firm in connection with the calculations required by this Section 6.6, and, (ii) if requested by the Accounting Firm, for all costs, fees and expenses payable to any independent third-party valuation firm retained by or at the request of the Accounting Firm to deliver an opinion as to the value of Executive’s non-compete obligations under this Agreement.
(c)    It is possible that after the determinations and selections made pursuant to this Section 6.6 the Executive will receive 280G Payments that are in the aggregate more than the amount provided under this Section 6.6 (“Overpayment”) or less than the amount provided under this Section 6.6 (“Underpayment”).
(i)    In the event that: (i) the Accounting Firm determines, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success, that an Overpayment has been made or (ii) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment (with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code) to the Company.
(ii)    In the event that: (A) the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment (with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code) will be paid promptly by the Company to or for the benefit of Executive.

6.7    Section 409A of the Code.
(a)    The amounts payable pursuant to this Agreement are intended to be exempt from Section 409A of the Code and related U.S. treasury regulations or official pronouncements and will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable under this Agreement is determined to be subject to Section 409A of the Code, this Agreement will be construed in a manner that will comply with Section 409A of the Code. The terms “termination of employment” and “separate from service” as used throughout this Agreement refer to a “separation from service” within the meaning of Section 409A of the Code. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment.
(b)    If any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, Berry Corporation or the Company, as applicable, will have the discretion to adjust the terms of such payment or benefit (but not the amount or value thereof) as reasonably necessary to comply with the requirements of Section 409A of the Code to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code.
(c)    Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of Section 409A of the Code, then any payments and benefits under this Agreement that are subject to Section 409A of the Code and paid by reason of a termination of employment will be made or provided on the later of (i) the payment date set forth in this Agreement or (ii) the date that is the earliest of (A) the expiration of the six-month period measured from the Termination Date, or (B) the date of Executive’s death (the “Delay Period”). Payments and benefits subject to the Delay Period will be paid or provided to Executive without interest for such delay.
(d)    Any expense reimbursement payable to Executive under the terms of this Agreement will be paid on or before March 15 of the calendar year following the calendar year in which such reimbursable expense was incurred. The amount of such reimbursements that Berry Corporation and/or the Company is obligated to pay in any given calendar year will not affect the amount the Company is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.
6.8    Indemnification. If Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive, Berry Corporation, or the Company related to any contest or dispute between Executive and Berry Corporation or the Company or any of their subsidiaries or affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of Berry Corporation or the Company, or any subsidiary or affiliate of Berry Corporation or the Company, or is or was serving at the request of Berry Corporation or the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive will be indemnified and held harmless by Berry Corporation and the Company to the maximum extent permitted under applicable law and, as applicable, Berry Corporation’s or the Company’s organizational documents, from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). During the Term and for a period of six years thereafter, Berry Corporation and the Company will purchase and maintain, at their own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of Berry Corporation and the Company.
7.    Restrictive Covenants.
7.1    Confidential Information.
(a)    Confidentiality. Executive hereby acknowledges that in connection with Executive’s employment by the Company, Executive has been and will be exposed to, and Executive has been and will be provided certain Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by Executive or otherwise has been or is made available to Executive) regarding the business and operations of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). Executive further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Company. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any member of the Company Group relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the members of the Company Group, whether oral or in written form. Executive agrees that all Confidential Information is and will remain the property of the Company Group. Executive further agrees, except for disclosures occurring in the good faith performance of Executive’s duties for the Company Group, during the Term, Executive will hold in the strictest confidence all Confidential Information, and will not, both during the Term and thereafter, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information, directly or indirectly, for Executive’s own benefit or profit or allow any person, entity or third party, other than the Company or other member of the Company Group, or their direct or indirect subsidiaries and authorized executives of the same, to use or otherwise gain access to any Confidential Information. Executive will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by Executive or Executive’s agent or other representative or becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group. Further, Executive will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company or Berry Corporation; provided, however, that if and when such a disclosure is required by law, Executive promptly will provide the Company with notice of such requirement, so that the Company may seek an appropriate protective order.
(b)    Government Agency Provisions. Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”) or other governmental agency. Executive further understands that this Agreement does not limit Executive’s ability to communicate with the SEC or any other governmental agency or otherwise participate in any investigation or proceeding that may be conducted by the SEC or such other agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC or other governmental agency.
(c)    Trade Secrets. The parties specifically acknowledge that 18 U.S.C. § 1833(b) provides: “An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, notwithstanding anything to the contrary in the foregoing, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.
7.2    Return of Property. Executive agrees to deliver promptly to the Company, upon termination of Executive’s employment hereunder, or at any other time when the Company so requests, all documents and other materials (including electronically-stored information) received by Executive in connection with the performance of Executive’s duties relating to the business of the Company Group, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company Group and all copies thereof and therefrom; provided, however, that Executive will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to Executive’s rights under this Agreement, copies of this Agreement and any attendant or ancillary documents specifically including any documents referenced in this Agreement and copies of any documents related to Executive’s equity incentive awards and other compensation.
7.3    Non-Compete Obligations.
(a)    Non-Compete Obligations During the Term. Executive agrees that, during the Term:
(i)    Executive will not, other than through the Company or Berry Corporation, engage or participate in any manner, whether directly or indirectly as an employee, employer, consultant, agent, principal, partner, more than 1% shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in direct competition anywhere in the United States with the Company, Berry Corporation, or any of their direct or indirect subsidiaries, in leasing, acquiring, exploring, producing, gathering or marketing hydrocarbons and related products; and
(ii)    Executive will not (directly or indirectly through any family members or other persons) knowingly permit any of Executive’s controlled affiliates to invest or otherwise participate alongside the Company, Berry Corporation, or their direct or indirect subsidiaries, in any Business Opportunity.

Notwithstanding the foregoing, nothing in this Section 7.3(a) will be deemed to prohibit Executive from owning, or otherwise having an interest in, less than 3% of any publicly owned entity or 3% or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above, provided that Executive has no active role with respect to any investment by such fund in any entity.
(b)    Non-Compete Obligations After Termination Date. Executive agrees that some restrictions on Executive’s activities after Executive’s employment are necessary to protect the goodwill, Confidential Information, and other legitimate interests of the Company, Berry Corporation, and their direct and indirect subsidiaries. The Company has provided and following the Effective Date the Company will provide Executive with access to and knowledge of Confidential Information and will place Executive in a position of trust and confidence with the Company, and Executive will benefit from (and help develop) the Company’s goodwill. The restrictive covenants below are necessary to protect the Company’s and Berry Corporation’s legitimate business interests in their Confidential Information, trade secrets and goodwill. Executive further understands and acknowledges that the Company’s and Berry Corporation’s ability to reserve these for the exclusive knowledge and use of the Company and Berry Corporation is of great competitive importance and commercial value to the Company and Berry Corporation and that the Company and Berry Corporation would be irreparably harmed if Executive violates the restrictive covenants herein. As a condition of Executive’s continued employment hereunder and the continued imparting to Executive of Confidential Information, Executive hereby agrees that Executive will not engage or participate in any manner, whether directly or indirectly as an employee, employer, consultant, agent principal, partner, more than 1% shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity during the two-year period following the Termination Date, in any business or activity which is in direct competition with the business of the Company, Berry Corporation, or their direct or indirect subsidiaries, in each case in the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons and related products within the boundaries of, or within a ten-mile radius of the boundaries of, any mineral property interest of any of the Company, Berry Corporation, or their direct or indirect subsidiaries (including, without limitation, a mineral lease, overriding royalty interest, production payment, net profits interest, mineral fee interest or option or right to acquire any of the foregoing, or an area of mutual interest as designated pursuant to contractual agreements between the Company or any direct or indirect subsidiary, and any third party) or any other property on which any of the Company, Berry Corporation, or their direct or indirect subsidiaries has an option, right, license or authority to conduct or direct exploratory activities, such as three-dimensional seismic acquisition or other seismic, geophysical and geochemical activities (but not including any preliminary geological mapping), as of the Termination Date or as of the end of the six-month period following such Termination Date; provided, that, nothing in this this Section 7.3(a) will be deemed to prohibit Executive from owning, or otherwise having an interest in, less than 3% of any publicly owned entity or 3% or less of any private equity fund or similar investment fund that invests in any business or activity engaged in any of the activities set forth above, provided that Executive has no active role with respect to any investment by such fund in any entity.
(c)    Board Permission. Without limiting this Section 7.3, Executive may, in Executive’s sole discretion, bring proposed activities of a Covered Entity to the attention of the Board and request that the Board review the proposed activities upon full disclosure to the Board of all material facts concerning the proposed activity, and inform the Executive in writing as to whether such proposed activities violate this Section 7.3. The Board’s written determination in this matter shall not be unreasonably withheld and it shall conclusively bind the parties hereto.

7.4    Non-Solicitation. During the Term and for a period of two (2) years after the Termination Date, Executive will not, whether for Executive’s own account or for the account of any other Person (other than a member of the Company Group), (a) intentionally solicit, endeavor to entice away from any member of the Company Group, or otherwise interfere with the relationship of any member of the Company Group with, any person who is employed by any member of the Company Group (including any independent sales representatives or organizations), or (b) using Confidential Information, solicit, endeavor to entice away from any member of the Company Group, or otherwise interfere with the relationship of any member of the Company Group with, any client or customer of any member of the Company Group in direct competition with any member of the Company Group.
7.5    Assignment of Developments. Executive assigns and agrees to assign without further compensation to the Company and its successors, assigns or designees, all of Executive’s right, title and interest in and to all Business Opportunities and Intellectual Property (as those terms are defined below), and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.
For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are developed by Executive during the Term, or originated by any third party and brought to the attention of Executive during the Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means).
For purposes of this Agreement, “Intellectual Property” will mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Executive prior to the date of this Agreement), whether or not patentable or copyrightable, which do not fall within the definition of Business Opportunities, which Executive discovers, conceives, invents, creates or develops, alone or with others, during the Term, if such discovery, conception, invention, creation or development (1) occurs in the course of Executive’s employment with the Company, or (1) occurs with the use of any of the time, materials or facilities of the Company or its direct or indirect subsidiaries, or (1) in the good faith judgment of the CEO, relates or pertains in any material way to the purposes, activities or affairs of the Company Group.
Notwithstanding anything contained in this Section 7.5 to the contrary, no such business idea, prospect, proposal or other opportunity will constitute a “Business Opportunity”, nor shall any item constitute “Intellectual Property,” unless it would reasonably be expected to materially benefit the Company, Berry Corporation, or any of their direct or indirect subsidiaries, regardless of whether any of the Company, Berry Corporation, or their direct or indirect subsidiaries ultimately participates in such business or activity. For avoidance of doubt, the Executive may, in the Executive’s sole discretion, bring proposed activities of a Covered Entity that Executive reasonably believes may constitute a Business Opportunity and/or Intellectual Property to the attention of the Board, and request that the Board review the proposed activities upon full disclosure to the Board of all material facts concerning the proposed activity, and inform the Executive in writing as to whether such proposed activities constitute a Business Opportunity or an Intellectual Property item as defined in this Section 7.5. The Board’s written determination in this matter shall not be unreasonably withheld and it shall conclusively bind the parties hereto.

7.6    Injunctive Relief. Executive acknowledges that a breach of any of the covenants contained in this Section 7 may result in material, irreparable injury to the Company or Berry Corporation for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, the Company or Berry Corporation will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7. Such remedies will be in addition to all other remedies available to the Company and Berry Corporation, at law and equity.
7.7    Adjustment of Covenants. The parties consider the covenants and restrictions contained in this Section 7 to be reasonable in all respects. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.
7.8    Forfeiture Provision. If Executive engages in any activity that materially violates any covenant or restriction contained in this Section 7, and such violation causes material harm to the Company, Berry Corporation, or any of their direct or indirect subsidiaries, in addition to any other remedy the Company may have at law or in equity, (a) Executive will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law, and (b) all forms of equity compensation held by or credited to Executive will terminate effective as of the date on which Executive engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements.
8.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
8.1    “Cause” means any of the following: (a) Executive’s repeated failure to fulfill substantially Executive’s material obligations with respect to Executive’s employment (which failure, if able to be cured, remains uncured or continues or recurs thirty (30) days after written notice from the CEO or the Board); (b) Executive’s conviction of or plea of guilty or nolo contendere to a felony or to a crime involving moral turpitude resulting in material financial or reputational harm to the Company, Berry Corporation, or any of their subsidiaries or affiliates; (iii) Executive’s engaging in conduct that constitutes gross negligence or gross misconduct in carrying out Executive’s duties with respect to Executive’s employment hereunder; (iv) a material violation by Executive of any non-competition or non-solicitation provision, or of any confidentiality provision, contained in this Agreement or any agreement between Executive and the Company, Berry Corporation, or any of their subsidiaries or affiliates; (v) any act by Executive involving dishonesty relating to the business of the Company, Berry Corporation, or any of their subsidiaries or affiliates that adversely and materially affects the business of the Company, Berry Corporation, or any of their subsidiaries or affiliates; or (vi) a material breach by Executive of the Company’s written code of ethics or any other material written policy or regulation of the Company, Berry Corporation, or any of their subsidiaries or affiliates governing the conduct of its employees or contractors (which breach, if able to be cured, remains uncured or continues or recurs 30 days after written notice from the CEO or the Board).
8.2    “Disability” means the earlier of (i) written determination by a physician selected by the Company and reasonably agreed to by Executive that Executive has been unable to perform substantially Executive’s usual and customary duties under this Agreement for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve

(12) month period as a result of incapacity due to mental or physical illness or disease; and (ii) “disability” as such term is defined in the Company’s applicable long-term disability insurance plan. At any time and from time to time, upon reasonable request therefor by the Company, Executive will submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability. Any physician selected by the Company will be Board Certified in the appropriate field, will have no actual or potential conflict of interest, and may not be a physician who has been retained by the Company for any purpose within the prior three (3) years.
8.3    “Good Reason” means the occurrence of any of the following without Executive’s written consent: (a) a material reduction in Executive’s Base Salary; provided, however, that the Company may decrease Executive’s Base Salary at any time and from time to time so long as such decreases do not exceed, in the aggregate, more than ten percent (10%) of Executive’s Base Salary and such decreases are part of similar reductions applicable to the Company’s similarly situated executive officers and, for the avoidance of doubt, such decrease shall not constitute Good Reason; (b) a permanent relocation of Executive’s principal place of employment that results in an increase of more than thirty (30) miles in the distance between Executive’s principal residence at the time of such relocation and Executive’s principal place of employment; (c) any material breach by the Company of any material provision of this Agreement; (d) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or (e) a material diminution in the nature or scope of the Executive’s authority or responsibilities from those applicable to Executive as of the Effective Date (or as modified thereafter consistent with this Agreement). Executive cannot terminate Executive’s employment for “Good Reason” unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Executive does not deliver a notice of termination for “Good Reason” within thirty (30) days after such cure period, then Executive will be deemed to have waived Executive’s right to terminate for “Good Reason.”
8.4    “Sale of Berry Corporation” means the first to occur of:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then-outstanding equity interests of Berry Corporation (the “Outstanding Company Equity”) or (ii) the combined voting power of the then-outstanding voting securities of Berry Corporation entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 8.4, the following acquisitions will not constitute a Sale of Berry Corporation: (A) any acquisition directly from Berry Corporation, (B)  any acquisition by Berry Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 8.4(c)(iii)(A), Section 8.4(c)(iii)(B), or Section 8.4 (c)(iii)(C);
(b)    Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Berry Corporation’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
(c)    Consummation of (i) a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Berry Corporation or any of its subsidiaries, (ii) a sale or other disposition of assets of Berry Corporation that have a total gross fair market value (i.e., determined without regard to any liabilities associated with such assets) equal to or more than 75% of the total gross fair market value of all of the assets of Berry Corporation immediately prior to such sale or other disposition, or (iii) the acquisition of assets or equity interests of another entity by Berry Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Equity and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, or equivalent body, of the entity resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Berry Corporation or all or substantially all of Berry Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Equity and the Outstanding Company Voting Securities, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of Berry Corporation or such other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.
9.    Miscellaneous.
9.1    Assignment; Successors; Binding Agreement. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their respective heirs, legatees, devisees, personal representatives, successors and assigns.
9.2    Modification and Waiver. Except as otherwise provided below, no provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is duly approved by the Board and is agreed to in writing by Executive and such officer(s) as may be specifically authorized by the Board to effect it. No waiver by any party of any breach by any other party of, or of compliance with, any term or condition of this Agreement to be performed by any other party, at any time, will constitute a waiver of similar or dissimilar terms or conditions at that time or at any prior or subsequent time.
9.3    California State Income Taxes. During the Term, the Company and Executive hereby agree to take all reasonable precautions to ensure that no amount payable to Executive under this Agreement is subject to California state income tax. If the Company pays Executive an amount under this Agreement that is determined to be subject to California state income tax (any such payment, a “CA Taxable Payment”), then the Company will pay Executive an additional amount (a “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any California state income tax on the amount, and any Federal, state and local income and employment taxes on the Gross-Up Payment, equals the CA Taxable Payment. Except as otherwise provided in a written agreement between the Company and Executive, any determination required under this Section 9.3 will be made in good faith by the Company and agreed to by Executive.
9.4    Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof (including, for the avoidance of doubt, the Prior Employment Agreement) are hereby null and void and of no further force and effect. For the avoidance of doubt, Executive acknowledges that the Company has fully and finally satisfied all obligations that it has had and may ever have under the Prior Employment Agreement, as the Prior Employment Agreement has been replaced in its entirety by this Agreement. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all sums and compensation that Executive has been owed or ever could be owed by the Company or any other member of the Company Group (including pursuant to any prior employment agreement between Executive and any member of the Company Group) for all services provided during periods prior to the date Executive signs this Agreement.
9.5    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware other than the conflict of laws provision thereof.
9.6    Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. In the event of any dispute, controversy or claim between the Company or Berry Corporation and Executive arising out of or relating to the interpretation, application or enforcement of the provisions of this Agreement, the Company, Berry Corporation, and Executive agree and consent to the personal jurisdiction of the state and local courts of Dallas County, Texas and/or the United States District Court for the Northern District of Texas, Dallas Division, for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have any jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with this Agreement. The Company, Berry Corporation, and Executive also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company or Berry Corporation at the address of their principal executive offices and to Executive at Executive’s last known address as reflected in the Company’s records.
9.7    Withholding of Taxes. The Company will withhold from any amounts payable under the Agreement all federal, state, local or other taxes as legally will be required to be withheld.

9.8    Survival. Provisions of this Agreement will survive any termination of Executive’s employment if so provided or if necessary or desirable to fully accomplish the purposes of the other surviving provisions, including, without limitation, the obligations of Executive under Sections 7 and 9 and the obligations of the Company under Sections 4, 6 and 9.3.
9.9    Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties).
To the Company:

Berry Petroleum Company, LLC
Attn: General Counsel
16000 N. Dallas Pkwy, Suite 500
Dallas, Texas 75248
To Berry Corporation:

Berry Corporation (bry)
Attn: General Counsel
16000 N. Dallas Pkwy, Suite 500
Dallas, Texas 75248

To Executive:
At the address reflected in the Company’s written records.
Addresses may be changed by written notice sent to the other party at the last recorded address of that party.
9.10    Attorneys’ Fees. Should any party to this Agreement seek to enforce any of the provisions hereof or to protect Executive’s or its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable attorneys’ fees, costs, and expenses expended or incurred in connection therewith.
9.11    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
9.12    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
9.13    Headings. The headings used in this Agreement are for convenience only, do not constitute a part of the Agreement, and will not be deemed to limit, characterize, or affect in any way the provisions of the Agreement, and all provisions of the Agreement will be construed as if no headings had been used in the Agreement.
9.14    Construction. As used in this Agreement, unless the context otherwise requires: (1) the terms defined herein will have the meanings set forth herein for all purposes; (1) references to “Section” are to a section hereof; (1)  “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; (1)  “writing,” “written” and comparable terms refer to printing, typing, lithography and other means of reproducing words in a visible form; (1)  “hereof,” “herein,” “hereunder” and comparable terms refer to the entirety of this Agreement and not to any particular section or other subdivision hereof or attachment hereto; (1) references to any gender include references to all genders; and (1) references to any agreement or other instrument or statute or regulation are referred to as amended or supplemented from time to time (and, in the case of a statute or regulation, to any successor provision).
9.15    Capacity; No Conflicts. Executive represents and warrants to the Company that: (1) Executive has full power, authority and capacity to execute and deliver this Agreement, and to perform Executive’s obligations hereunder, (1) such execution, delivery and performance will not (and with the giving of notice or lapse of time, or both, would not) result in the breach of any agreement or other obligation to which Executive is a party or is otherwise bound, and (1) this Agreement is Executive’s valid and binding obligation, enforceable in accordance with its terms.
[Signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the Effective Date.
BERRY PETROLEUM COMPANY, LLC
By:     BERRY CORPORATION (bry), its sole member

By:     /s/ Arthur T. Smith
Name: Arthur T. Smith
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Cary D. Baetz
Cary D. Baetz

For the limited purposes set forth herein:

BERRY CORPORATION (bry)
By: /s/ Arthur T. Smith
Name: Arthur T. Smith
Title: President and Chief Executive Officer

[Signature Page to Second Amended and Restated Executive Employment Agreement]

Exhibit A
Form of Release and Waiver of Claims Agreement

This Release and Waiver of Claims Agreement (“Release”) is entered into by and between Berry Petroleum Company, LLC, a Delaware limited liability company (the ”Employer”), on behalf of itself, its subsidiaries and other corporate affiliates and each of their respective executives, officers, directors, owners, shareholders and agents (collectively referred to herein as the “Employer Group”), and Cary D. Baetz (“Executive”) (the Employer and the Executive are collectively referred to herein as the “Parties”) as of [__________] (the “Execution Date”).

1.	Release.

(a)    General Release and Waiver of Claims. In exchange for the consideration provided in this Release, the Executive and Executive’s heirs, executors, representatives, agents, insurers, administrators, successors and assigns (collectively the “Releasors”) irrevocably and unconditionally fully and forever waive, release and discharge the Employer Group, including each member of the Employer Group’s parents, subsidiaries, affiliates, predecessors, successors and assigns, and all of their respective officers, directors, employees, shareholders, and partners, in their corporate and individual capacities (collectively, the “Releasees”) from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever (collectively, “Claims”), whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release, including, without limitation, any Claims under any federal, state, local or foreign law, that Releasors may have, have ever had or may in the future have arising out of, or in any way related to the Executive’s hire, benefits, employment, termination or separation from employment with the Employer Group and any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter, including, but not limited to (i) any and all claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Executive Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, the Genetic Information Nondiscrimination Act of 2008, and/or any other Federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; and (ii) any tort, contract and/or quasi-contract law, including but not limited to claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes, and the Executive does not waive, release or discharge (i) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency; (ii) claims under state workers’ compensation or unemployment laws; (iii) indemnification rights the Executive has against the Employer, (iv) claims under the Amended and Restated Executive Employment Agreement between the Executive and the Employer dated August 22, 2018, and/or (v) any other claims that cannot be waived by law. Further, nothing in this Release prevents Executive from making any report to or communication with any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) that is protected by any applicable law (including any applicable whistleblower law) or participating in any investigation or proceeding conducted by any Governmental Authority. This Release does not limit Executive’s right to receive an award from a Governmental Authority for information provided to any Governmental Authority.

(b)    Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive in this Release, the Releasors hereby irrevocably and unconditionally fully and forever waive, release and discharge the Releasees from any and all Claims, whether known or unknown, from the beginning of time to the date of the Executive’s execution of this Release arising under the Age Discrimination in Employment Act (“ADEA”), as amended, and its implementing regulations. By signing this Release, the Executive hereby acknowledges and confirms that: (i) the Executive has read this Release in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed him/herself of Executive’s right to consult with Executive’s attorney prior to executing this Release; (iii) the Executive knowingly, freely and voluntarily assents to all of the terms and conditions set out in this Release including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled; (v) the Executive was given at least [twenty-one (21)/forty-five (45)] days to consider the terms of this Release and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired; (vi) the Executive understands that Executive has seven (7) days from the date Executive signs this Release to revoke the release in this paragraph by delivering notice of revocation to [NAME] at the Employer, [EMPLOYER ADDRESS] by e-mail/fax/overnight delivery before the end of such seven-(7) day period; and (vii) the Executive understands that the release contained in this paragraph does not apply to rights and claims that may arise after the date on which the Executive signs this Release.

2.Knowing and Voluntary Acknowledgement. The Executive specifically agrees and acknowledges that: (i) the Executive has read this Release in its entirety and understands all of its terms; (ii) the Executive has been advised of and has availed him/herself of Executive’s right to consult with Executive’s attorney prior to executing this Release; (iii) the Executive knowingly, freely and voluntarily assents to all of its terms and conditions including, without limitation, the waiver, release and covenants contained herein; (iv) the Executive is executing this Release, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled; (v) the Executive is not waiving or releasing rights or claims that may arise after Executive’s execution of this Release; and (vi) the Executive understands that the waiver and release in this Release is being requested in connection with the cessation of Executive’s employment with the Employer Group.

The Executive further acknowledges that Executive has had [twenty-one (21)/forty-five (45)] days to consider the terms of this Release and consult with an attorney of Executive’s choice, although Executive may sign it sooner if desired. Further, the Executive acknowledges that Executive shall have an additional seven (7) days from the date on which Executive signs this Release to revoke consent to Executive’s release of claims under the ADEA by delivering notice of revocation to [NAME] at the Employer, [EMPLOYER ADDRESS] by e-mail/fax/overnight delivery before the end of such seven (7)-day period. In the event of such revocation by the Executive, the Employer hall have the option of treating this Release as null and void in its entirety.

This Release shall not become effective, until the eighth (8th) day after/day the Executive and the Employer execute this Release. Such date shall be the Effective Date of this Release. No payments due to the Executive hereunder shall be made or begin before the Effective Date.

3.	Miscellaneous.

(a)    Assignment. Employer may assign this Release to any subsidiary or corporate affiliate in the Employer Group or otherwise, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Employer. This Release shall inure to the benefit of the Employer and permitted successors and assigns.

(b)    Governing Law: Jurisdiction and Venue. This Release, for all purposes, shall be construed in accordance with the laws of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Release shall be brought only in any state or federal court located in the State of Texas, County of Dallas. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

(c)    Modification and Waiver. No provision of this Release may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Employer’s Chief Executive Officer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Release to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

(d)    Severability.

(i)    Should any provision of this Release be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Release shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Release, the balance of which shall continue to be binding upon the Parties with any such modification to become a part hereof and treated as though originally set forth in this Release.

(ii)    The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Release in lieu of severing such unenforceable provision from this Release in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Release or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law.

(iii)    The Parties expressly agree that this Release as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Release be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Release shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.

(e)    Captions. Captions and headings of the sections and paragraphs of this Release are intended solely for convenience and no provision of this Release is to be construed by reference to the caption or heading of any section or paragraph.

(f)    Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

(g)    Nonadmission. Nothing in this Release shall be construed as an admission of wrongdoing or liability on the part of the Employer or any member of the Employer Group.

(h)    Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS RELEASE. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS RELEASE. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE BERRY PETROLEUM COMPANY, LLC FROM ANY AND ALL CLAIMS.

{Signature page follows}

IN WITNESS WHEREOF, the Parties have executed this Release as of the Execution Date above.

BERRY PETROLEUM COMPANY, LLC
By:___________________________________ Name: [NAME OF AUTHORIZED OFFICER] Title: [TITLE OF AUTHORIZED OFFICER]

CARY D. BAETZ
Signature:____________________________ Print Name: __________________________

[Form of Release Agreement]